Exhibit 10.1

SECOND AMENDMENT TO

AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT

This Second Amendment to Amended and Restated Revolving Credit and Security Agreement (the “Amendment”) is made as of this 8th day of August, 2019 by and among SMTC Corporation, a Delaware corporation (“SMTC”), SMTC Manufacturing Corporation of California, a California corporation (“SMTC California”), SMTC Mex Holdings, Inc., a Delaware corporation (“SMTC Mex”), HTM Holdings, Inc., a Delaware corporation (“HTM”), MC TEST SERVICE, INC., a Florida corporation (“MC Test”), MC ASSEMBLY INTERNATIONAL LLC, a Delaware limited liability company (“MC Assembly International”), MC ASSEMBLY LLC, a Delaware limited liability company (“MC Assembly” and together with SMTC, SMTC California, SMTC Mex, HTM, MC Test, and MC Assembly International, and each other Person joined hereto as a borrower from time to time, each a “Borrower” and collectively the “Borrowers”), the financial institutions which are now or which hereafter become a party to the Credit Agreement (each a “Lender” and collectively, the “Lenders”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for the Lenders (in such capacity, the “Agent”).

BACKGROUND

A.     On November 8, 2018, Borrowers, Lenders and Agent entered into, inter alia, a certain Amended and Restated Revolving Credit and Security Agreement (as same has been or may be amended, modified, supplemented, renewed, extended, replaced or substituted from time to time, the “Credit Agreement”) to reflect certain financing arrangements between the parties thereto.

B.     The Borrowers have requested, and the Agent and the Lenders have agreed, subject to the terms and conditions of this Amendment, to modify certain definitions, terms and provisions of the Credit Agreement.

NOW, THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:

1.     Definitions.

(a)     Interpretation. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement. In the case of a direct conflict between the provisions of the Credit Agreement and the provisions of this Amendment, the provisions of this Amendment shall govern and control.

2.     Amendment.

(a)     Section 1.2 of the Credit Agreement is hereby amended to delete the defined term “Senior Leverage Ratio” in its entirety.

(b)     Section 1.2 of the Credit Agreement is hereby amended by adding the following defined term in the proper alphabetical order:

“Second Amendment Closing Date” shall mean August 8, 2019.

(c)     Section 1.2 of the Credit Agreement is hereby amended by deleting clause (b)(vii) of the definition of “Consolidated EBITDA” and replacing it as follows:

(vii)     any integration costs and expenses incurred in connection with the Acquisition and paid within 365 days following the Effective Date in an aggregate amount not to exceed $3,000,000,

(d)     Section 1.2 of the Credit Agreement is hereby amended by deleting clause (b) of the definition of “Eligible Receivables” and replacing it as follows:

(b)     it is due or unpaid more than (i) sixty (60) days after the original due date or (ii) (1) ninety (90) days after the original invoice date for all Customers other than Specified Customers and (2) one hundred twenty (120) days after the original invoice date for all Specified Customers; provided that the Eligible Receivables under clause (ii)(2) hereof, shall not exceed $5,000,000 in the aggregate at any time;

(c)     Section 1.2 of the Credit Agreement is hereby amended by deleting the following defined terms and replacing them as follows:

“Applicable Margin” shall mean, (a) on the Second Amendment Closing Date, an amount equal to one and one half of one percent (1.50%) for Revolving Advances consisting of Domestic Rate Loans and (b) an amount equal to three percent (3.00%) for Revolving Advances consisting of Eurodollar Rate Loans. Effective as of the first day of the month following receipt by Agent of the quarterly financial statements of the Borrowers on a consolidated and consolidating basis and related Compliance Certificate for the fiscal quarter ending March 31, 2020 required under Section 9.8 hereof, and thereafter on the first day of the month following receipt of the quarterly financial statements of the Borrowers on a consolidated and consolidating basis and related Compliance Certificate required under Section 9.8 hereof for the most recently completed fiscal quarter (each day of such delivery, an “Adjustment Date”), the Applicable Margin for each type of Advance shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table below corresponding to the Leverage Ratio for the trailing four quarter period ending on the last day of the most recently completed fiscal quarter prior to the applicable Adjustment Date:

Leverage Ratio	Applicable Margins for Domestic Rate Loans	Applicable Margins for Eurodollar Rate Loans
Less than 2.00 to 1.00	1.00%	2.50%
Greater than or equal to 2.00 to 1.00 but less than 2.75 to 1.00	1.25%	2.75%
Greater than or equal to 2.75 to 1.00	1.50%	3.00%

If the Borrowers shall fail to deliver the financial statements, certificates and/or other information required under Section 9.8 hereof by the dates required pursuant to such sections, each Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above until the date of delivery of such financial statements, certificates and/or other information, at which time the rate will be adjusted based upon the Leverage Ratio reflected in such statements. Notwithstanding anything to the contrary set forth herein, immediately and automatically upon the occurrence of any Event of Default, each Applicable Margin shall increase to and equal the highest Applicable Margin specified in the pricing table set forth above and shall continue at such highest Applicable Margin until the date (if any) on which such Event of Default shall be waived in accordance with the provisions of this Agreement, at which time the rate will be adjusted based upon the Leverage Ratio reflected on the most recently delivered financial statements and Compliance Certificate delivered by the Borrowers to Agent pursuant to Section 9.8 hereof (as applicable). Any increase in interest rates and/or other fees payable by the Borrowers under this Agreement and the Other Documents pursuant to the provisions of the foregoing sentence shall be in addition to and independent of any increase in such interest rates and/or other fees resulting from the occurrence of any Event of Default (including, if applicable, any Event of Default arising from a breach of Section 9.8 hereof) and/or the effectiveness of the Default Rate provisions of Section 3.1 hereof or the default fee rate provisions of Section 3.2 hereof.

If, as a result of any restatement of, or other adjustment to, the financial statements of Borrowers on a consolidated and consolidating basis or for any other reason, Agent reasonably determines that (a) the Leverage Ratio as previously calculated as of any applicable date for any applicable period was inaccurate, and (b) a proper calculation of the Leverage Ratio for any such period would have resulted in different pricing for such period, then (i) if the proper calculation of the Leverage Ratio would have resulted in a higher interest rate for such period, automatically and immediately without the necessity of any demand or notice by Agent or any other affirmative act of any party, the interest accrued on the applicable outstanding Advances for such period under the provisions of this Agreement and the Other Documents shall be deemed to be retroactively increased by, and Borrowers shall be obligated to immediately pay to Agent for the ratable benefit of Lenders an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; and (ii) if the proper calculation of the Leverage Ratio for a period of no more than the preceding six (6) months would have resulted in a lower interest rate and/or fees (as applicable) for such six (6) month period, then the interest accrued on the applicable outstanding Advances and the amount of the fees accruing for such six (6) month period under the provisions of this Agreement and the Other Documents shall be deemed to be retroactively decreased by, and each Lender shall be obligated to pay to the Borrowers, an amount equal to such Lender’s ratable share of the excess of the amount of interest and fees that was actually paid for such six (6) month period over the amount of interest and fees that should have been paid for such six (6) month period (which obligation shall be satisfied by offset against the amounts thereafter payable from time to time by the Borrowers to such Lender until paid in full, unless there are no Obligations then outstanding in which case such Lender shall immediately pay any remaining unpaid amount to the Borrowers); provided, that, if as a result of any restatement or other event or other determination by Agent a proper calculation of the Leverage Ratio would have resulted in a higher interest rate and/or fees (as applicable) for one or more periods and a lower interest rate and/or fees (as applicable) for one or more other periods (due to the shifting of income or expenses from one period to another period or any other reason), then (A) the amount payable by Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amounts of interest and fees actually paid for such periods, and (B) the amount payable by the Lenders pursuant to clause (ii) above shall be based upon the excess, if any of the amount of interest and fees that was actual paid for all applicable periods over the amount of interest and fees that should have been paid for such periods.

“Maximum Revolving Advance Amount” shall mean $65,000,000.

“Total Leverage Ratio” shall mean, for any Person and its Subsidiaries for any period of determination, the ratio of (a) Indebtedness described in clauses (a), (b), (c), (d), (e) and (f) in the definition thereof of such Person and its Subsidiaries as of the end of such period to (b) Consolidated EBITDA of such Person for such period. For all purposes of calculating the Total Leverage Ratio hereunder, the amount of Revolving Advances outstanding as of the end of any period shall be deemed to be an amount equal to the result of (i) the sum of the aggregate amount of Revolving Advances outstanding at the end of each Business Day during the most recently ended fiscal month of such period divided by (ii) the number of Business Days in such fiscal month

(d)     Section 2.1(c) of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

(b)    Sublimit for Revolving Advances made against Inventory. The aggregate amount of Revolving Advances made to Borrowers against (i) Eligible Inventory shall not exceed $35,000,000 in the aggregate at any time outstanding; and (ii) Eligible Inventory located in Mexico in the aggregate shall not exceed $15,000,000 in the aggregate at any time outstanding

(e)     Section 6.5 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

(a)     Fixed Charge Coverage Ratio. Cause to be maintained a Fixed Charge Coverage Ratio of not less than the ratio set forth below as of the end of each fiscal quarter set forth below during the term of this Agreement, in each case, on a trailing twelve month basis.

Fiscal Quarter End	Fixed Charge Coverage Ratio

September 30, 2019	1.35x
December 31, 2019 March 31, 2020	1.35x 1.50x
June 30, 2020 September 30, 2020	1.50x 1.50x
December 31, 2020 March 31, 2021	1.50x 1.75x
June 30, 2021 September 30, 2021	1.75x 1.75x
December 31, 2021 March 31, 2022	1.75x 2.00x
June 30, 2022 September 30, 2022	2.00x 2.00x
December 31, 2022 March 31, 2023	2.00x 2.00x
June 30, 2023 September 30, 2023	2.00x 2.00x
December 31, 2023	2.00x

(b)     Total Leverage Ratio. Cause to be maintained a Total Leverage Ratio of not greater than the ratio set forth below as of the end of each fiscal quarter set forth below during the term of this Agreement, in each case, on a trailing twelve month basis:

Fiscal Quarter End	Total Leverage Ratio

September 30, 2019	3.95x
December 31, 2019 March 31, 2020	3.85x 3.70x
June 30, 2020 September 30, 2020	3.65x 3.55x
December 31, 2020 March 31, 2021	3.45x 3.35x
June 30, 2021 September 30, 2021	3.20x 3.10x
December 31, 2021 March 31, 2022	3.00x 2.85x
June 30, 2022 September 30, 2022	2.75x 2.50x
December 31, 2022 March 31, 2023	2.50x 2.35x
June 30, 2023 September 30, 2023	2.35x 2.25x
December 31, 2023	2.25x

3.     Representations and Warranties. Each Borrower hereby:

(a)     reaffirms all representations and warranties made to Agent and Lenders under the Credit Agreement and all of the Other Documents and confirms that all are true and correct in all respects as of the date hereof as if made on and as of the date hereof, except for representations and warranties which related exclusively to an earlier date, which shall be true and correct in all respects as of such earlier date;

(b)     reaffirms all of the covenants contained in the Credit Agreement, covenants to abide thereby until all Advances, Obligations and other liabilities of Borrowers to Agent and Lenders under the Credit Agreement of whatever nature and whenever incurred, are satisfied and/or released by Agent and Lenders;

(c)     represents and warrants that no Default or Event of Default has occurred and is continuing under the Credit Agreement or any of the Other Documents;

(d)     represents and warrants that it has the authority and legal right to execute, deliver and carry out the terms of this Amendment, that such actions were duly authorized by all necessary corporate action and that the officers executing this Amendment and the Equipment Note (defined below) on its behalf were similarly authorized and empowered, and that this Amendment does not contravene any provisions of its articles of incorporation, bylaws or other formation documents, or of any contract or agreement to which it is a party or by which any of its properties are bound; and

(e)     represents and warrants that this Amendment and all assignments, instruments, documents, and agreements executed and delivered in connection herewith are valid, binding and enforceable in accordance with their respective terms except as such enforceability may be limited by equitable principles or any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.

4.     Conditions Precedent/Effectiveness Conditions. This Amendment shall be effective upon:

(a)     execution and delivery of this Amendment by all parties hereto;

(b)     execution and delivery of an amended and restated Note by the Borrowers;

(c)     payment of an amendment fee to Agent in the amount of One Hundred Thousand Dollars ($100,000), which Borrowers acknowledge was fully earned and payable upon execution of this Amendment;

(d)     execution and delivery of an amendment to the Intercreditor Agreement, in form and substance reasonably satisfactory to the Agents, duly executed by all parties thereto;

(e)     receipt by Agent of an executed copy of the Amendment No. 3 to Financing Agreement, in form and substance reasonably satisfactory to Agent;

(f)     Loan Parties shall have Undrawn Availability, in immediately available funds, of at least $8,500,000;

(a)     receipt of a certificate of the Chief Financial Officer, Secretary, an Assistant Secretary or the Manager, as applicable, of each Borrower, dated the Closing Date, as to the incumbency and signature of the officers of each Borrower executing this Agreement, the Other Documents, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Chief Financial Officer, Secretary or Assistant Secretary;

(b)     a copy of the Articles or Certificate of Incorporation of each Borrower and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation, if applicable, together with copies of the By-Laws (or similar foreign document) of each Borrower and all agreements of each Borrower’s shareholders certified as accurate and complete by the respective Secretary of each Borrower;

(c)     receipt of good standing certificates (or similar foreign document, where applicable) for each Borrower and each Guarantor dated not more than twenty (20) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each Borrower’s and each Guarantor’s jurisdiction of incorporation and each jurisdiction where the conduct of each Borrower’s and each Guarantor’s business activities or the ownership of its properties necessitates qualification (except such jurisdictions in which the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect);

(g)     receipt of the executed legal opinion of Perkins Coie LLP in form and substance reasonably satisfactory to Agent which shall cover such matters incident to the transactions contemplated by this Amendment, the Note, the Other Documents, and related agreements as Agent may reasonably require and each Borrower hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(h)     receipt of an officer’s closing certificate;

(i)     on the date of this Amendment and after giving effect hereto, no Default or Event of Default shall exist or shall have occurred and be continuing.

5.     Further Assurances. Borrowers hereby agree to take all such actions and to execute and/or deliver to Agent and Lenders all such documents, assignments, financing statements and other documents, as Agent and Lenders may reasonably require from time to time, to effectuate and implement the purposes of this Amendment.

6.     [Reserved].

7.     Payment of Expenses. Borrowers shall pay or reimburse Agent and Lenders for their reasonable attorneys’ fees and expenses in connection with the preparation, negotiation and execution of this Amendment and the documents provided for herein or related hereto.

8.     Reaffirmation of Credit Agreement. Except as modified by the terms hereof, all of the terms and conditions of the Credit Agreement, as amended, and all of the Other Documents are hereby reaffirmed and shall continue in full force and effect as therein written.

9.     Acknowledgment of Guarantors. By execution of this Amendment, each Guarantor hereby covenants and agrees that each of its respective Amended and Restated Guaranty and Suretyship Agreements, dated November 8, 2018, shall remain in full force and effect and shall continue to cover the existing and future Obligations of Borrowers to Agent and Lenders.

10.     Miscellaneous.

(a)     Third Party Rights. No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

(b)     Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(c)     Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

(d)     Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York.

(e)     Counterparts. This Amendment may be executed in any number of counterparts and by facsimile or electronic transmission, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Any signature to this Amendment delivered by a party by facsimile or other electronic means of transmission shall be deemed to be an original signature hereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

LOAN PARTIES:

SMTC CORPORATION

By:	/s/ Steven Michael Waszak
Name:	Steven Michael Waszak
Title:	Chief Financial Officer

SMTC MANUFACTURING CORPORATION OF CALIFORNIA

By:	/s/ Steven Michael Waszak
Name:	Steven Michael Waszak
Title:	Chief Financial Officer

SMTC MEX HOLDINGS INC.

By:	/s/ Steven Michael Waszak
Name:	Steven Michael Waszak
Title:	Chief Financial Officer

HTM HOLDINGS, INC.

By:	/s/ Steven Michael Waszak
Name:	Steven Michael Waszak
Title:	Chief Financial Officer

MC TEST SERVICE, INC.

By:	/s/ Steven Michael Waszak
Name:	Steven Michael Waszak
Title:	Chief Financial Officer

MC ASSEMBLY INTERNATIONAL LLC

By:	/s/ Steven Michael Waszak
Name:	Steven Michael Waszak
Title:	Chief Financial Officer

[SIGNATURE PAGE TO SECOND AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT]

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MC ASSEMBLY LLC

By:	/s/ Steven Michael Waszak
Name:	Steven Michael Waszak
Title:	Chief Financial Officer

[SIGNATURE PAGE TO SECOND AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT]

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AGENT AND LENDERS:	PNC BANK, NATIONAL ASSOCIATION,
as Agent and Lender

	By:	/s/ Jason T. Sylvester
	Name:	Jason T. Sylvester
	Title:	Vice President

Revolving Commitment Amount: $65,000,000
Revolving Commitment Percentage: 100%

[SIGNATURE PAGE TO SECOND AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT]

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